Exhibit 99.1

GAP INC. REPORTS JUNE SALES UP 13 PERCENT;

COMPARABLE STORE SALES UP 10 PERCENT

SAN FRANCISCO—July 10, 2003—Gap Inc. (NYSE: GPS) today reported net sales of $1.5 billion for the five-week period ended July 5, 2003, which represents a 13 percent increase compared with net sales of $1.3 billion for the same period ended July 6, 2002. The company’s comparable store sales for June 2003 increased 10 percent, compared with a 6 percent decrease in June 2002.

Comparable store sales by division for June 2003 were as follows:

•	Gap U.S.: positive 8 percent versus negative 7 percent last year

•	Gap International: positive 14 percent versus negative 7 percent last year

•	Banana Republic: positive 7 percent versus negative 6 percent last year

•	Old Navy: positive 11 percent versus negative 4 percent last year

“We’re pleased with our continued progress as all divisions again reported positive comparable store sales,” said Sabrina Simmons, senior vice president, Treasury and Investor Relations. “Total company sales met beginning of month expectations as all brands began to clear summer inventory in preparation for the arrival of Fall merchandise.”

“Capris, cropped pants and skirts were popular summer items at Gap as the brand’s women’s business continued to perform well,” Ms. Simmons said. “At Old Navy, strong summer merchandise and promotional pricing strategies offering customers great value drove double-digit comp performance.”

Year-to-date net sales of $6.0 billion for the twenty-two weeks ended July 5, 2003 increased 15 percent compared with net sales of $5.2 billion for the same period ended July 6, 2002. The company’s year-to-date comparable store sales increased 11 percent compared with a decrease of 13 percent in the prior year.

As of July 5, 2003, Gap Inc. operated 4,236 store concepts compared with 4,258 store concepts last year. The number of stores by location totaled 3,099 compared with 3,138 stores by location last year.

Gap Inc. will announce July sales on August 7, 2003, prior to market opening and second quarter earnings will be announced August 21, 2003, following market close.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
650-874-2021	415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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